Exhibit 23.3

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        To the Board of Directors
        Advanced Energy Industries, Inc.:


        We consent to the incorporation by reference in the Registration Statement on Form S-8 of Advanced Energy Industries, Inc. of our report dated January 16, 1998 with respect to the consolidated balance sheets of RF Power Products, Inc. as of November 30, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended November 30, 1997 and related schedule (not separately presented herein), which report appears in the annual report on Form 10-K of Advanced Energy Industries, Inc. for the year ended
        December 31, 1998.


        /s/ KPMG LLP


        Philadelphia, Pennsylvania
        May 24, 1999